Exhibit 5

July 3, 2007

Members of the Board of Directors

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on or about the date hereof by The Charles Schwab Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission for the offering of up to 50,000,000 shares of Common Stock, par value $0.01 (the “Shares”), issuable pursuant to The Charles Schwab Corporation Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined copies or originals of the following documents:

1.	The Registration Statement;

2.	The Plan;

3.	The Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001;

4.	The Company’s Third Restated Bylaws, as amended on May 9, 2003;

5.	Certain resolutions of the Company’s Board of Directors and stockholder approvals relating to the Plan and the Registration Statement;

6.	A specimen stock certificate provided to us by an officer of the Company; and

7.	Certificates of one or more public officials, an officer of the Company, and the Company’s transfer agent dated as of the date hereof.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above in this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the

Delaware General Corporation Law, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock will have been authorized and reserved or will be available for issuance; (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter; and (D) the cash consideration payable in connection with the issuance and sale of the Shares will not be less than the par value of the Common Stock.

On the basis of the foregoing, and in reliance thereon, and provided that the Registration Statement is effective under the Act, the terms of the issuance and sale of the Shares have been duly authorized by the Company, the issuance and sale of the Shares does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement imposed by any court or governmental body having jurisdiction over the Company, the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, and the Shares have been duly issued and sold against payment of the purchase price therefor and as contemplated in the Registration Statement and the Plan, we are of the opinion that the Shares will be validly issued, fully paid, and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinion set forth above is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. This letter is rendered solely for your benefit in connection with the transactions contemplated by the documents enumerated above and may not be relied upon by any other party. Copies of this letter may not be circulated or furnished to any other person or entity and this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent; provided however, that we consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very Truly Yours,

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN A Professional Corporation

By:	/s/ Teresa L. Johnson
Teresa L. Johnson